UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    July 25, 2012
OSI RESTAURANT PARTNERS, LLC
(Exact name of registrant as specified in its charter)

Delaware	1-15935	59-3061413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code  (813) 282-1225

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01     Regulation FD Disclosure.

OSI Restaurant Partners, LLC (the “Company”) is in the process of finalizing its results for the quarter ended June 30, 2012. Based on information available to date, we estimate that for the quarter ended June 30, 2012:

•	Total revenues were $980.9 million, compared to $955.5 million for the quarter ended June 30, 2011;

•	Combined comparable restaurant sales at our domestic core concepts increased 2.4% as compared to the quarter ended June 30, 2011;

•	Comparable restaurant sales at Outback Steakhouse, Carrabba's, Bonefish Grill and Fleming's increased 2.3%, 1.5%, 2.1% and 6.8%, respectively, as compared to the quarter ended June 30, 2011;

•	Income from operations was between $38.0 million and $40.0 million, compared to $26.5 million for the quarter ended June 30, 2011; and

•	Our net income was between $15.5 million and $17.5 million, compared to $5.7 million for the quarter ended June 30, 2011.

The unaudited consolidated financial results presented above are preliminary, based upon our estimates and subject to the completion of our procedures for the quarter ended June 30, 2012. Those procedures have not been completed, and we may make further adjustments as a result of developments occurring between now and the time the financial results for this period are finalized. Accordingly, these results may change and those changes may be material. This preliminary consolidated financial data has been prepared by and is the responsibility of our management. PricewaterhouseCoopers LLP has not audited, compiled or completed its review procedures with respect to this preliminary consolidated financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

The information contained in this report is being furnished and shall not be deemed “filed” for any purpose, and shall not be deemed incorporated by reference in any document whether or not filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSI RESTAURANT PARTNERS, LLC
(Registrant)

Date:	July 25, 2012	By:	/s/ David J. Deno
David J. Deno
Executive Vice President and Chief Financial Officer

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